EXHIBIT NO. 99.(j) 2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in each Prospectus and “Independent Registered Public Accounting Firm and Financial Statements” in each Statement of Additional Information for the funds below, in Post-Effective Amendment No. 53 to the Registration Statement (Form N-1A, No 33-7638) of MFS Series Trust I.

We also consent to the incorporation by reference into the Statement of Additional Information of our report, dated October 16, 2007 with respect to the financial statements and financial highlights of MFS Core Equity Fund, MFS Core Growth Fund, MFS New Discovery Fund, MFS Research International Fund, MFS Technology Fund and MFS Value Fund (Funds of MFS Series Trust I) included in the Annual Report to Shareholders for the fiscal year ended August 31, 2007.

ERNST & YOUNG LLP
Ernst & Young LLP

Boston, Massachusetts

December 24, 2007